Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMERICA INCORPORATED,

STERLING BANCSHARES, INC.

AND

SUB (as defined herein)

Dated as of January 16, 2011

-ii-

4.21	STATE TAKEOVER LAWS.	20
4.22	STATEMENTS TRUE AND CORRECT.	20
4.23	TAX AND REGULATORY MATTERS.	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		21

5.1	THE STANDARD.	21
5.2	ORGANIZATION, STANDING, AND POWER.	21
5.3	AUTHORITY; NO BREACH BY AGREEMENT.	21
5.4	CAPITAL STOCK.	22
5.5	SEC FILINGS; FINANCIAL STATEMENTS.	22
5.6	ABSENCE OF UNDISCLOSED LIABILITIES.	23
5.7	ABSENCE OF CERTAIN CHANGES OR EVENTS.	23
5.8	TAX MATTERS.	23
5.9	COMPLIANCE WITH LAWS.	24
5.10	MATERIAL CONTRACTS.	25
5.11	LEGAL PROCEEDINGS.	25
5.12	STATEMENTS TRUE AND CORRECT.	25
5.13	TAX AND REGULATORY MATTERS.	26
5.14	REPORTS.	26

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		26

6.1	AFFIRMATIVE COVENANTS OF TARGET.	26
6.2	NEGATIVE COVENANTS OF TARGET.	26
6.3	COVENANTS OF BUYER.	29
6.4	REPORTS.	29
6.5	TAKEOVER LAWS.	29

ARTICLE 7 ADDITIONAL AGREEMENTS		30

7.1	REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.	30
7.2	ACQUISITION PROPOSALS.	31
7.3	EXCHANGE LISTING.	32
7.4	CONSENTS OF REGULATORY AUTHORITIES.	33
7.5	INVESTIGATION AND CONFIDENTIALITY.	33
7.6	PRESS RELEASES.	34
7.7	TAX TREATMENT.	34
7.8	EMPLOYEE BENEFITS AND CONTRACTS.	34
7.9	INDEMNIFICATION.	35
7.10	ADVISORY CONTRACTS CONSENTS.	37
7.11	FORMATION OF SUB; ACCESSION.	37

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		37

8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY.	37
8.2	CONDITIONS TO OBLIGATIONS OF BUYER.	38
8.3	CONDITIONS TO OBLIGATIONS OF TARGET.	39

ARTICLE 9 TERMINATION		39

9.1	TERMINATION.	39

-iii-

9.2	EFFECT OF TERMINATION.	40
9.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.	41

ARTICLE 10 MISCELLANEOUS		41

10.1	DEFINITIONS.	41
10.2	REFERENCED SECTIONS.	48
10.3	EXPENSES AND FEES.	49
10.4	BROKERS AND FINDERS	50
10.5	ENTIRE AGREEMENT.	51
10.6	AMENDMENTS.	51
10.7	WAIVERS.	51
10.8	ASSIGNMENT; THIRD PARTY BENEFICIARIES.	51
10.9	NOTICES.	52
10.10	GOVERNING LAW.	53
10.11	COUNTERPARTS.	53
10.12	CAPTIONS; ARTICLES AND SECTIONS.	53
10.13	INTERPRETATIONS.	53
10.14	ENFORCEMENT OF AGREEMENT.	53
10.15	SEVERABILITY.	54
10.16	DISCLOSURE.	54

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 16, 2011, by and among Comerica Incorporated, a Delaware corporation (“Buyer”), Sterling Bancshares, Inc. (“Target”), a Texas corporation, and, from and after its accession to this Agreement in accordance with Section 7.11, Sub (as defined herein).

Preamble

The respective Boards of Directors of Target, Sub and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Sub with and into Target with Target as the surviving corporation. At the effective time of such Merger, the outstanding shares of the capital stock of Target shall be converted into the right to receive shares of the common stock of Buyer (except as provided herein). As a result, shareholders of Target shall become shareholders of Buyer and Target shall continue to conduct its business and operations as a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approvals of the shareholders of Target, applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Target in accordance with the provisions of Section 10.001 of the Texas Business Organizations Code (the “TBOC”), and with the effect provided in Section 10.008 of the TBOC (the “Merger”). Target shall be the Surviving Corporation resulting from the Merger and shall remain a wholly owned subsidiary of Buyer and shall continue to be governed by the Laws of the State of Texas. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Buyer and, from and after Sub’s accession to this Agreement in accordance with Section 7.11, by Buyer, as the sole shareholder of Sub.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger (the “Certificate of Merger”), reflecting the Merger, shall become effective with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the fifth business day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing).

1.4	Charter.

The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

1.5	Bylaws.

The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

1.6	Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Each share of Target Common Stock (excluding shares held by any Target Entity or any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.2365 of a share of Buyer Common Stock (the “Exchange Ratio”), plus cash in lieu of any fractional share of Buyer Common Stock.

2.2	Anti-Dilution Provisions.

In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

2.3	Shares Held by Target or Buyer.

Each of the shares of Target Common Stock held directly by Target, Buyer or Sub, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.4	Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

2.5	Treatment of Target Stock Awards.

(a) At the Effective Time, each then outstanding stock option award granted under a Target Stock Plan (a “Target Option”) shall be assumed by Buyer and converted into an option to purchase a number of shares of Buyer Common Stock (an “Assumed Stock Option”) equal to the product (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and the per share exercise price for Target Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that the parties shall effect such conversion (A) with respect to any Target Option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Internal Revenue Code and (B) in all events, in a manner satisfying the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder. The Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Target Options immediately prior to the Effective Time, including (but not limited to) vesting in full at the Effective Time.

(b) Effective as of the Effective Time, each then outstanding phantom stock unit award granted under a Target Stock Plan (“Target Phantom Unit”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Buyer and converted into the number of shares of Buyer Common Stock equal to the product (rounded down to the nearest whole number of shares of Buyer Common Stock) determined by multiplying (i) the number of shares of Target Common Stock underlying or subject to the Target Phantom Unit, multiplied by (ii) the Exchange Ratio. Each share of Buyer Common Stock delivered under this provision shall be fully vested at the Effective Time.

(c) Except as otherwise agreed between Buyer and an individual award holder, with respect to Phantom Unit Awards issued pursuant to Target’s 2007 Long-Term Incentive Stock Performance Program, each such award shall be payable at 100% of “target” (as defined in the applicable agreements for such awards), and settled pursuant to Section (b) above.

(d) The board of directors of Target or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Target of Target Common Stock, Target Options or other equity securities of Target pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The board of directors of Buyer or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Target Insiders of Buyer Common Stock or other equity securities of Buyer pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 2.5(d), the term “Target Insiders” means those officers and directors of Target who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Buyer in conjunction with the Merger.

(e) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in each Target Stock Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Target Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.5(a) after giving effect to the Merger), and Buyer shall comply with the terms of each Target Stock Plan to ensure, to the extent required by, and except as set forth in and subject to the provisions of, such Target Stock Plan, that Target Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options as of immediately after the Effective Time, other than as a result of disqualification due to failure to comply with the limitations related to vesting and exercisability set forth in Section 422 of the Code and the Treasury Regulations thereunder. At or prior to the Effective Time, Buyer shall take all corporate action necessary to reserve for issuance sufficient shares of Buyer Common Stock for delivery upon exercise of Target Options assumed by it in accordance with this Section 2.5. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(f) Target shall terminate its Employee Stock Purchase Plan (the “ESPP”) immediately prior to the Effective Time. Target shall, promptly after the date hereof, take all actions that are necessary to give effect to this Section 2.5(f) such that no options remain outstanding under the ESPP as of the Effective Time, including terminating the pending offering in progress promptly after the date hereof and returning all funds contributed to the ESPP that have not been used to purchase Target Common Stock to the participants as soon as administratively feasible.

2.6	Warrants.

The warrants issued by Target (the “Warrants”) pursuant to the Warrant Agreement, dated June 9, 2010, between Target and American Stock Transfer & Trust Company, LLC shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent warrants to purchase Target Common Stock and will be converted automatically into warrants to purchase Buyer Common Stock and cash in lieu of any fractional share as provided in the Warrants, and Buyer will assume such Warrants subject to their terms; provided, however, that after the Effective Time:

(a) the number of shares of Buyer Common Stock purchasable upon exercise of each Warrant will equal the product of (A) the number of shares of Target Common Stock that were purchasable under such Warrant immediately before the effective time and (B) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(b) the per share exercise price for each Warrant will equal the quotient of (i) the per share exercise price of such Warrant in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

ARTICLE 3

EXCHANGE OF SHARES

3.1	Exchange Procedures.

(a) Promptly after the Effective Time, Buyer shall make available to Buyer’s transfer agent or another exchange agent selected by Buyer and reasonably acceptable to Target (the “Exchange Agent”) for exchange in accordance with this Section 3.1 the shares of Buyer Common Stock issuable and the aggregate amount of any cash payable for fractional shares pursuant to this Agreement. Promptly after the Effective Time, Buyer and Target shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a certificate or certificates which represented shares of Target Common Stock immediately prior to the Effective Time (the “Certificates”) or Book-Entry Shares appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent). The Certificates or Book-Entry Shares of Target Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Target Common Stock represented by Certificates or Book-Entry Shares that is not registered in the transfer records of Target, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates or Book-Entry Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 2.1.

(b) After the Effective Time, each holder of shares of Target Common Stock (other than shares to be canceled pursuant to Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificates or Book-Entry Shares representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) as provided for herein. Buyer shall not be obligated to deliver the consideration to which any former holder of Target Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificates or Book-Entry Shares for exchange as provided in this Section 3.1.

(c) Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(d) Any other provision of this Agreement notwithstanding, none of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Target Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.2	Rights of Former Target Shareholders.

At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate and Book-Entry Share theretofore representing shares of Target Common Stock (other than shares to be canceled pursuant to Section 2.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.5 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate or Book-Entry Share until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 3.1. However, upon surrender of such Certificate or Book-Entry Share, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate or Book-Entry Share.

3.3	No Appraisal Rights.

In accordance with Section 10.354 of the TBOC, no appraisal rights shall be available to holders of shares of Target Common Stock in connection with the Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as Previously Disclosed, Target hereby represents and warrants to Buyer as follows:

4.1	The Standard.

No representation or warranty of Target contained in Article 4 shall be deemed untrue or incorrect, and Target shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 4 has had or is reasonably likely to have a Material Adverse Effect on Target (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 4.8, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 4.2(i), 4.3(a), 4.3(b)(i), and 4.21, which shall be true and correct in all material respects and the representations and warranties in Sections 4.4(a), 4.4(c), 4.7(iv) and 4.8, which shall be true and correct in all respects (except for inaccuracies in Sections 4.4(a) and 4.4(c) that are de minimis in amount).

4.2	Organization, Standing, and Power.

Target is (i) a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets, and (ii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

4.3	Authority of Target; No Breach By Agreement.

(a) Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Target’s shareholders in accordance with this Agreement and Texas law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly, validly and unanimously authorized by the board of directors of Target, the board of directors of Target has resolved to recommend to Target’s shareholders this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Target has been taken, subject to the approval and adoption of this Agreement by the holders of two-thirds (2/3) of the outstanding shares of Target Common Stock as contemplated by Section 7.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Target. Subject to such requisite shareholder approval, and assuming the due authorization, execution and delivery by Buyer and Sub, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Target Subsidiary or any resolution adopted by the board of directors or the shareholders of any Target Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of NASDAQ, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution and delivery of this Agreement and consummation by Target of the Merger and the other transactions contemplated in this Agreement.

4.4	Capital Stock.

(a) The authorized capital stock of Target consists of (i) 150,000,000 shares of Target Common Stock, of which 101,976,396 shares are issued and outstanding as of January 14, 2011, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Target are issued or outstanding. Since January 14, 2011, Target has not issued or repurchased any shares of Target Common Stock, preferred stock, Voting Debt or other equity securities of Target or any Equity Rights, other than the issuance of shares of Target Common Stock in connection with the exercise of Target Options or settlement in accordance with their terms that were outstanding on January 14, 2011.

(b) All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the TBOC. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target. Upon any issuance of any shares of Target Common Stock in accordance with the terms of the Target Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable under the TBOC.

(c) As of January 14, 2011, no more than 5,224,342 shares of Target Common Stock are subject to outstanding Target Options or other Equity Rights in respect of Target Common Stock (of which no more than 2,615,557 shares of Target Common Stock were reserved for issuance upon the exercise of Warrants). Except as set forth in this Section 4.4, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Since January 14, 2011, Target has not issued or awarded any Equity Rights.

(d) Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance, of any securities of Target.

4.5	Target Subsidiaries.

Target has disclosed in Section 4.5 of its Disclosure Memorandum each of the Target Subsidiaries that is a corporation (identifying its jurisdiction of incorporation) and each of the Target Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized). Target or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Target Subsidiary. No capital stock (or other equity interest) of any Target Subsidiary is or may become required to be issued (other than to another Target Entity) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to another Target Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Target Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Target Subsidiary (other than to another Target Entity). There are no Contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Target Subsidiary. All of the shares of capital stock (or other equity interests) of each Target Subsidiary held by a Target Entity are fully paid under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Entity free and clear of any Lien. Each Target Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each Target Subsidiary that is a depository institution is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund to the maximum amount permitted by applicable Law. The Asset Management Subsidiary is registered under the Investment Advisers Act of 1940, as amended.

4.6	SEC Filings; Financial Statements.

(a) Target has timely filed and made available to Buyer all SEC Documents required to be filed by Target since December 31, 2007 (the “Target SEC Reports”). The Target SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading. Except for the Asset Management Subsidiary, no Target Subsidiary is required to file any SEC Documents.

(b) Each of the Target Financial Statements (including, in each case, any related notes) contained in the Target SEC Reports, including any Target SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2007, Target and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Target in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under the Exchange Act with respect to such reports.

(d) Target and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.7	Absence of Undisclosed Liabilities.

No Target Entity has any Liability, except for Liabilities (i) incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) that are accrued or reserved against in the consolidated balance sheets of Target as of September 30, 2010 included in the Target Financial Statements delivered or filed prior to the date of this Agreement, or (iv) that are not reasonably likely to have a Material Adverse Effect on Target.

4.8	Absence of Certain Changes or Events.

Since December 31, 2009, there has not been a Material Adverse Effect on Target.

4.9	Tax Matters.

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Target Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of any of the Target Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Taxes of any Target Entity or the assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any Taxes or has agreed to any extension of time with respect to a material Tax assessment or deficiency, or has requested any such extension or waiver (other than extensions resulting from extending the time to file Tax Returns obtained in the ordinary course).

(c) Each Target Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities and has withheld and paid over to such authorities (or is holding for payment) all material amounts of Taxes required to be so withheld and paid over, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor creditor, shareholder or other party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions of foreign Law.

(d) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(e) None of the Target Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement the only parties to which are Target Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is the common parent), or as a transferee or successor.

(f) Since December 31, 2007, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of which the Merger is also a part, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) Target has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Target Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

4.10	Assets.

Each Target Entity has good and marketable title to those Assets reflected in the latest Target Financial Statements as being owned by such Target Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

4.11	Intellectual Property.

Each Target Entity owns or has a license to use all of the Intellectual Property used by such Target Entity in the course of its business, including sufficient rights in each copy possessed by each Target Entity. Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Target Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Target Entities does not infringe any Intellectual Property of any other person.

4.12	Environmental Matters.

(a) To the Knowledge of Target, each Target Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) To the Knowledge of Target, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Target Entity or any of its Operating Properties or Participation Facilities (or Target in respect of such Operating Property or

Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.13	Compliance with Laws.

Target is duly registered as a bank holding company under the BHC Act. Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Target Entities:

(a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2007, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not in compliance with any Laws or Orders, initiating any proceeding or, to the Knowledge of Target, threatening an investigation into the business or operations of Target or any of its Subsidiaries or (ii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist or other order, injunction, formal agreement, directive, commitment, or memorandum of understanding, to become a party to any commitment letter or similar undertaking to or to adopt any board resolution or similar undertaking, that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (each, a “Target Regulatory Agreement”). No Target Entity is subject to a Target Regulatory Agreement. There is no unresolved violation with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations, except for examinations conducted in the regular course of the business of Target, by any such Regulatory Authority of, any Target Entity.

Each Target Entity complies with all Laws applicable to it or its Assets and properties and to the operation of its business.

4.14	Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or threatened and there have been no such actions or disputes since December 31, 2007. To the Knowledge of Target, since December 31, 2007, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity. The employment of each employee and the engagement of each independent contractor of each Target Entity are terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity.

(b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

4.15	Employee Benefit Plans

(a) Target has disclosed in Section 4.15 of its Disclosure Memorandum, and has made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.”

(b) Target has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Target Benefit Plan for the current plan year and the preceding plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Target Benefit Plan is in material compliance with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Target ERISA Plan. Target is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter.

(d) There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.

(e) To the Knowledge of Target, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(f) No Target ERISA Plan is subject to Title IV of ERISA or Internal Revenue Code Section 412 and neither Target nor any of its ERISA Affiliates has within the past six years maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA. No Liability under Title IV of ERISA has been or is expected to be incurred by Target or its ERISA Affiliates. Neither the Target nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

(g) No Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could give rise to such Taxes.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (A) result in any payment including an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code) becoming due to any current or former employee, officer or director of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (B) increase or result in the acceleration of any compensation or benefits otherwise payable under any Target Benefit Plan, (C) require the funding of any such benefits (through a grantor trust or otherwise), (D) result in any limitation on the right of any Target Entity to amend, merge, terminate, or allow for the reversion of assets from, any Target Benefit Plan or related trust, or (E) result in payments which would not be deductible under Section 280G of the Internal Revenue Code. No Target Benefit Plan provides for the gross up or reimbursement of Taxes under Section 4999 or Section 409A of the Internal Revenue Code.

4.16	Material Contracts.

None of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (b) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business) in excess of $2,000,000, (c) any Contract which prohibits or restricts any Target Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract between or among Target Entities, (e) any Contract relating to the purchase or sale of any goods or services by a Target Entity (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $500,000 or involving Loans, borrowings or guarantees originated or purchased by any Target Entity in the ordinary course of business), (f) any Contract which obligates any Target Entity (or, following the consummation of the Merger, Buyer or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, (g) any Contract which requires referrals of business or requires any Target Entity to make available investment opportunities to any person on a priority or exclusive basis, (h) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Target Entity, (i) any Contract which limits the payment of dividends by any Target Entity, (j) any Contract pursuant to which any Target Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (k) any Contract pursuant to which any Target Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (l) any Contract which relates to Intellectual Property of Target (including permitting the use of the name “Sterling Bank” or any variant thereof), (m) any Contract between any Target Entity, on the one hand, and (1) any officer or director of any Target Entity, or (2) to the Knowledge of Target, any (x) record or beneficial owner of five percent (5%) or more of the voting securities of Target, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Target, on the other hand, except those of a type available to employees of Target generally, or (n) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC Report filed by Target with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Target Contracts”). With respect to each Target Contract: (i) the Contract is valid and binding on the applicable Target Entity, enforceable against it in accordance with its terms in full force and effect and, to the Knowledge of Target, is valid and binding on the other parties thereto; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any material respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

4.17	Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Target Entity or for the account of a customer of any Target Entity (a) were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Target Entity party thereto and, to the Knowledge of Target, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. Target or its Subsidiaries and, to the Knowledge of Target, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Target, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Target and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.18	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened against any Target Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Target Entity. Section 4.18 of its Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Target Entity is a party and which names a Target Entity as a defendant or cross-defendant. Section 4.18 of its Disclosure Memorandum sets forth a list of all Orders to which any Target Entity or any of their Assets is subject.

4.19	Reports.

Since December 31, 2007, each Target Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20	Loans; Loan Matters.

(a) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Target’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Target’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the agreements pursuant to which any Target Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.

4.21	State Takeover Laws.

The board of directors of Target has taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from the restrictions on “business combinations” set forth in Section 21.601 et. seq. of the TBOC, and such action is effective as of the date of this Agreement. No other “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “affiliate transaction,” “interested shareholder” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Texas or any other state is applicable to this Agreement or to the transactions contemplated hereby.

4.22	Statements True and Correct.

(a) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

4.23	Tax and Regulatory Matters.

No Target Entity or, to the Knowledge of Target, any Affiliate thereof has taken or agreed to take any action, and Target does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer and Sub hereby represent and warrant to Target as follows:

5.1	The Standard.

No representation or warranty of Buyer or Sub contained in Article 5 shall be deemed untrue or incorrect, and Buyer and Sub shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on Buyer (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2(i), 5.3(a), and 5.3(b)(i), which shall be true and correct in all material respects, and the representations and warranties in Section 5.6(iv) and 5.7, which shall be true and correct in all respects.

5.2	Organization, Standing, and Power.

Buyer is (i) a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets, and (ii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3	Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly, validly and unanimously authorized by the board of directors of Buyer and all necessary corporate action in respect thereof on the part of Buyer has been taken. Assuming the due authorization, execution and delivery by Target, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of the NYSE, and Consents required from Regulatory Authorities, and, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution and delivery of this Agreement and consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

5.4	Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 325,000,000 shares of Buyer Common Stock, of which 176,539,605 shares are issued and outstanding as of December 31, 2010, and (ii) 10,000,000 shares of Buyer Preferred Stock, of which no shares are issued and outstanding. As of December 31, 2010, no more than 31,007,816 shares of Buyer Common Stock are subject to Buyer Options or other Equity Rights in respect of Buyer Common Stock. Upon any issuance of any shares of Buyer Common Stock in accordance with the terms of the Buyer Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the General Corporation Law of the State of Delaware. None of the outstanding shares of Buyer Capital Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.

(c) Except as set forth in Section 5.4(a), or as provided pursuant to the ESPP, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer.

5.5	SEC Filings; Financial Statements.

(a) Buyer has timely filed and made available to Target all SEC Documents required to be filed by Buyer since December 31, 2007 (together with all such SEC Documents filed, whether or not required to be filed the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Buyer Subsidiaries that are registered as a broker, dealer, or investment adviser, no Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2007, Buyer and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(d) Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.6	Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Buyer as of September 30, 2010, included in the Buyer Financial Statements delivered or filed prior to the date of this Agreement, or (iv) as is not reasonably likely to have a Material Adverse Effect on Buyer.

5.7	Absence of Certain Changes or Events.

Since December 31, 2009, there has not been a Material Adverse Effect on Buyer.

5.8	Tax Matters.

(a) All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes

(other than a Lien for Taxes not yet due and payable or which are being contested in appropriate proceedings) on any of the Assets of the Buyer Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b) None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Taxes of any Buyer Entity. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes or has agreed to any extension of time with respect to a material Tax assessment or deficiency, or has requested any such extension or waiver (other than extensions resulting from extending the time to file Tax Returns obtained in the ordinary course).

(c) Each Buyer Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities and has withheld and paid over to such authorities (or is holding for payment) all material amounts of Taxes required to be so withheld and paid over, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor creditor, shareholder or other party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions of foreign Law.

(d) The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.

(e) Since December 31, 2007, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of which the Merger is also a part, none of the Buyer Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(f) None of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law (other than the other members of the consolidated group of which Buyer is the common parent), or as a transferee or successor.

(g) Buyer has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii).

5.9	Compliance with Laws.

Buyer is duly registered as a bank holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Buyer Entities:

(a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2007, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not in compliance with any Laws or Orders, or (ii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

Each Buyer Entity complies with all Laws applicable to it or its Assets and to the operation of its business.

5.10	Material Contracts.

No Buyer Entity is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to a SEC Report filed by Buyer with the SEC as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a SEC Report filed by Buyer with the SEC: (i) the Contract is in full force and effect; (ii) no Buyer Entity is in Default thereunder; (iii) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect or has repudiated or waived any material provision thereunder.

5.11	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity.

5.12	Statements True and Correct.

(a) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

5.13	Tax and Regulatory Matters.

No Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof has taken or agreed to take any action, and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14	Reports.

Since December 31, 2007, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and ordinary course, and (b) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises.

6.2	Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated herein or as Previously Disclosed, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Target Entity;

(b) incur or guarantee any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another Target Entity) except in the ordinary course of business consistent with past practices;

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the terms of a Target Benefit Plan in existence on the date hereof), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; provided, that Target may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Target Common Stock at a rate not in excess of $.015 per share; and provided, that the last quarterly dividend by Target prior to the Effective Time and the payment thereof shall be coordinated with Buyer so that holders of Target Common Stock do not receive dividends on both Target Common Stock and Buyer Common

Stock received in the Merger in respect of such quarter or fail to receive a dividend on either in respect of such quarter;

(d) except for this Agreement, or pursuant to the exercise of stock options or other Equity Rights outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage, permit any Lien, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Entity) or (ii) any material Asset other than in the ordinary course of business or pursuant to Contracts in force at the date of the Agreement and listed on Section 6.2(e) of Target’s Disclosure Memorandum;

(f) purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a Target Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in the ordinary course of business consistent with past practices;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except for merit-based salary increases for employees other than officers in the ordinary course in accordance with past practice except as required by Law; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than as required by written severance policies or written Contracts in effect on the date of this Agreement; (iii) enter into or amend any severance agreements with employees or officers of any Target Entity, other than with respect to any employee or officer with an annual salary of $60,000 or less, the entering into of standard separation agreements in the ordinary course consistent with past practice in connection with the payment of severance under the terms of the Target’s written severance policy as disclosed in Section 7.8 of Target’s Disclosure Memorandum; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Target Entity except in the ordinary course of business consistent with past practice; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Target Options or other Equity Rights or restricted stock, or reprice any Target Options or other Equity Rights granted under a Target Stock Plan or authorize cash payments in exchange for any Target Options or other Equity Rights;

(h) enter into or amend any employment Contract between any Target Entity and any Person having a salary thereunder in excess of $60,000 per year (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new Employee Benefit Plan of any Target Entity or terminate or withdraw from, or make any change in or to, any Target Benefit Plans other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or any change that does not result in a cost increase to Target Entities (other than immaterial administrative costs in connection with the implementation of such change), or make any distributions from such Target Benefit Plans, except as required by Law, the terms of such Target Benefit Plans as in effect on the date hereof or in the ordinary course of business consistent with past practice;

(j) make any significant change in any accounting methods or systems of internal accounting controls, except as required by GAAP;

(k) (i) make, change or revoke any material Tax election, (ii) change any of its methods of accounting for Tax purposes, (iii) settle or compromise any material Tax Liability or any Tax disputes, claims, audits, examinations, or other proceedings, (iv) file any material amended Tax Return or (v) enter into a “closing agreement” described in Section 7121 of the Internal Revenue Code (or any corresponding or comparable provision of state, local or foreign Law);

(l) commence any Litigation other than in the ordinary course of business consistent with past practice, or settle any Litigation (i) involving any Liability of any Target Entity for money damages in excess of $100,000 or materially restricting or otherwise affecting the business or operations of any Target Entity or (ii) relating to the transactions contemplated hereby;

(m) (i) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims or (ii) enter into, modify or amend any Contract of the sort specified in Section 4.16(c) or (f);

(n) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies except as required by Law or by rules or policies imposed by a Regulatory Authority;

(o) (i) without previously notifying and consulting with Buyer, make, or commit to make, any capital expenditures provided for in the capital expenditure budget Previously Disclosed to Buyer or (ii) make, or commit to make, any capital expenditures not provided for in the capital expenditure budget Previously Disclosed to Buyer and in excess of $10,000 individually or $50,000 in the aggregate;

(p) except as required by Law or applicable regulatory authorities, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or, without previously notifying and consulting with Buyer, make any application to open, relocate or close, or open, relocate or close any branch or other facility;

(r) without previously notifying and consulting with Buyer, except for Loans or commitments for Loans that have previously been approved by Target prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $1,000,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $1,000,000. In the event that Target is required to notify or consult Buyer pursuant to this subsection (r), Target shall provide Buyer with timely notice of the date and time of any committee or other meeting scheduled by Target for purposes of considering any such Loan, together with all information that is provided to members of such committee or other authority regarding such Loan. Buyer shall be invited to have one or more of its representatives attend any such meeting for purposes of consulting with Target on any Loan covered by this subsection (r). If no representative of Buyer attends any such meeting, actions taken by Target at such meeting shall not be subject to any further review by Buyer;

(s) without previously notifying and consulting with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios; or

(t) agree to take, make any commitment to take, or adopt any resolutions of Target’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3	Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as Previously Disclosed, Buyer covenants and agrees that it shall and shall cause each of its Subsidiaries to (x) operate its business only in the usual, regular, and ordinary course, and (y) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Buyer Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries. Buyer further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Target, which consent shall not be unreasonably withheld, delayed or conditioned: (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Buyer Entity in a manner that would adversely impact Target or the holders of Target Common Stock or (b) enter into any agreement to acquire or invest in, or make any acquisition of or investment in, any person, or of all or any portion of the assets, business, deposits or properties of any other entity, other than a wholly owned Buyer Subsidiary, by purchase of or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), if such acquisition or investment is reasonably likely to result in any of the conditions in Article 8 not being satisfied or materially impair its ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, except as required by applicable Law or this Agreement.

6.4	Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

6.5	Takeover Laws.

The Parties and their respective boards of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy Statement; Shareholder Approval.

(a) Buyer agrees to prepare and file with the SEC the Registration Statement (including the prospectus of Buyer and proxy solicitation materials of Target constituting a part thereof (the “Proxy Statement”) and all related documents) as promptly as reasonably practicable and in any event within 30 days from the date of this Agreement. Buyer and Target agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Target agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Buyer also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Buyer and Target agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Target or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Target shall have the right to review and consult with Buyer regarding the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Target shall duly call, give notice of, convene and hold a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval and adoption of this Agreement (the “Target Shareholder Approval”). Target agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Target of any Acquisition Proposal or Change in the Target Recommendation. Subject to the provisions of Section 7.2, Target shall, through its board of directors, recommend to its shareholders the approval and adoption of this Agreement (the “Target Recommendation”) and use its reasonable best efforts to obtain the Target Shareholder Approval. Notwithstanding any Change in the Target Recommendation, this Agreement shall be submitted to the shareholders of Target at the Shareholders’ Meeting for the purpose of obtaining the Target Shareholder Approval and nothing contained herein shall be deemed to relieve Target of such obligation.

(c) Except as set forth in Section 7.2, neither the board of directors of Target nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Target Recommendation or take any action, or make any public statement, filing or release inconsistent with the Target Recommendation (any of the foregoing being a “Change in the Target Recommendation”); provided that, for the avoidance of doubt, Target may not effect a Change in the Target Recommendation unless it has complied in all material respects with the provisions of Section 7.2(d).

7.2	Acquisition Proposals.

(a) No Target Entity shall, and each Target Entity shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto (other than any confidentiality agreement required by Section 7.2(b)), (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement required by Section 7.2(b)), or (vi) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if Target or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders Meeting that the board of directors of Target has determined, in its good faith judgment (after consultation with Target’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Target and its Representatives may take any action described in Section 7.2(a)(ii) above to the extent that the board of directors of Target has determined, in its good faith judgment (after consultation with Target’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to providing (or causing to be provided) any confidential or nonpublic information or data permitted to be provided pursuant to this sentence, Target has obtained from such Person or “Group” an executed confidentiality agreement containing terms no less favorable to Target than, the terms of the Target Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Target shall advise Buyer in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Buyer a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal and shall keep Buyer promptly apprised of any related developments, discussions and negotiations (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. Target agrees that it shall simultaneously provide to Buyer any confidential or nonpublic information concerning Target that may be provided (pursuant to Section 7.2(b)) to any other Person or “Group” in connection with any Acquisition Proposal which has not previously been provided to Buyer.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, if Target has received a Superior Proposal (after giving effect to the terms of any revised offer by Buyer pursuant to this Section 7.2(d)), the board of directors of Target may, in connection with such Superior Proposal, make a Change in the Target Recommendation, if and only to the extent that the board of directors of Target has determined in good faith, after consultation with outside counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable Law;

provided, that the board of directors of Target may not effect a Change in the Target Recommendation unless:

(i) Target shall have received an unsolicited bona fide written Acquisition Proposal and the board of directors of Target shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by Buyer;

(ii) Target shall have provided prior written notice to Buyer at least three (3) calendar days in advance (the “Notice Period”) of taking such action, which notice shall advise Buyer that the board of directors of Target has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii) during the Notice Period, Target shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith (to the extent Buyer desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the board of directors of Target shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Buyer, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Target shall deliver a new written notice to Buyer and shall comply with the requirements of this Section 7.2(d) with respect to such new written notice, except that the new Notice Period shall be two (2) calendar days. In the event the board of directors of Target does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Target Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Target Recommendation.

(e) Target and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any Target Entity or Representative is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Target or its board of directors from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Target shareholders if Target’s board of directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.3	Exchange Listing.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of

Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(a) Buyer and Target and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches. Each of Buyer and Target shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, each Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of any substantive communication from a Regulatory Authority with respect to the transactions contemplated hereby, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that such Party or its Subsidiaries or their respective Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5	Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b) All information obtained by the Parties pursuant to this Section shall be kept confidential in accordance with the Confidentiality Agreements.

7.6	Press Releases.

Target and Buyer agree that no press release or other public disclosure related to this Agreement or any other transaction contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and to take no action that could reasonably be expected to prevent the Merger from so qualifying. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax opinions of Wachtell, Lipton, Rosen & Katz, counsel to Buyer, and DLA Piper LLP (US), counsel to Target, described in Sections 8.2(d) and 8.3(d), respectively. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Buyer, Sub and Target shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8	Employee Benefits and Contracts.

(a) Following the Effective Time, except as contemplated by this Agreement, Buyer shall provide generally to officers and employees of the Target Entities as of the Effective Time (“Affected Employees”) employee benefits under employee benefit and welfare plans (other than any frozen or grandfathered plans, which includes the Buyer Entities’ defined benefit pension plans and retiree medical plans), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees; provided, that until such time as Buyer shall cause Affected Employees to participate in the applicable benefit plans of the Buyer Entities, an Affected Employee’s continued participation in the benefit plans of the Target Entities shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer plans may commence at different times with respect to each Buyer plan); provided, further, that, for a period of 12 months after the Effective Time, Buyer shall provide generally to Affected Employees (other than any such officers or employees who are party to an individual agreement that provides for severance benefits) severance benefits in accordance with the severance policy of Target as disclosed in Section 7.8 of its Disclosure Memorandum. For purposes of participation, vesting and benefit accrual under Buyer’s employee benefit plans, the service of the Affected Employees prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans to the same extent each such Affected Employee was entitled to service credit under a similar Target Benefit Plan; provided that such service credit shall not be provided (x) under any defined benefit pension plans or retiree medical plans or programs of Buyer and its Affiliates or with respect to the level of allocations to any retirement plans of Buyer and its Affiliates, (y) if it would result in a duplication of benefits or (z) with respect to any frozen or grandfathered Employee Benefit Plan of Buyer or its Affiliates or newly established Employee Benefit Plans of Buyer or its Affiliates that do not provide credit for past service to similarly situated employees of Buyer or its Affiliates.

(b) Buyer shall, or shall cause the Surviving Corporation to, assume and honor the obligations of Target and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts disclosed in Section 7.8(b) of its Disclosure Memorandum between any Target Entity and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Target Benefit Plans, in accordance with their terms; provided, that for purposes of determining the “highest annual bonus amount” (or other term, provision or concept of similar import) during the relevant look back period in such Contracts, Buyer agrees that it shall take into account all bonuses paid by Target or its Subsidiaries to the relevant officer or employee since January 1, 2008 when making such determination. Buyer hereby acknowledges that the Merger shall constitute a “change in control” (or concept of similar import) in accordance with the provisions of the employment, severance, consulting, retirement and other compensation Contracts of Target and the other Target Benefit Plans. Except as set forth in this Section 7.8, Buyer shall, or shall cause the Surviving Corporation, after consummation of the Merger to, pay all amounts provided under such Target Benefit Plans and Contracts as a result of a change in control of Target, as applicable, in accordance with their respective terms, and to honor all rights and privileges under any such Target Benefit Plans which become effective as a result of such change in control.

(c) Prior to the Effective Time, if requested by Buyer in writing in advance of the Effective Time, Target shall take all necessary action, including the adoption of resolutions and/or plan amendments, to terminate the Target 401(k) Plan effective immediately prior to the Effective Time. If Buyer makes such a request to terminate the Target 401(k) Plan, Target shall provide Buyer with a copy of the resolutions and/or plan amendments evidencing that the Target 401(k) Plan has been terminated in accordance with its terms.

(d) Without limiting the generality of Section 10.8, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement shall be construed as an amendment to any Target Benefit Plan or other Employee Benefit Plan for any purpose. No provision of this Agreement shall create any right in any employee or officer of a Target Entity to continued employment by any Buyer Entity, including Surviving Corporation, or preclude the ability of any Buyer Entity, including Surviving Corporation, to terminate the employment of any employee or officer for any reason.

7.9	Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Target’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation, and whether or not any

Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b) Buyer shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 350% of the annual premium payments on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Target with the prior written consent of Buyer (not to be unreasonably withheld), may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b).

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or if Buyer or the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(d) If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10	Advisory Contracts Consents.

As promptly as practicable after the date hereof, Target shall, or shall cause the Asset Management Subsidiary to, cause the Advisory Clients to be informed of the transactions contemplated by this Agreement and to seek to obtain their consent thereto. Unless written consent is required by the terms of such advisory contracts, Buyer agrees that Target and the Asset Management Subsidiary may satisfy this obligation, to the extent permitted by applicable Law, by providing such Advisory Clients with the notice contemplated by the first sentence of this Section 7.10 and obtaining such Advisory Clients’ implied consent by informing such Advisory Clients of the Asset Management Subsidiary’s intention to continue the advisory services pursuant to the Company’s and the Asset Management Subsidiary’s existing contracts with such clients, subject to such Advisory Client’s right to terminate such contracts within 60 days of receipt of such notice, provided that each such Advisory Client’s consent will be implied if it continues to accept the advisory services without rejection prior to expiration of such specified sixty-day period.

7.11	Formation of Sub; Accession.

As promptly as reasonably practicable after the date hereof, and in any event within ten calendar days after the date hereof, Buyer shall form a Texas corporation as a wholly owned subsidiary of Parent (“Sub”). As of its incorporation, Sub shall have 1,000 authorized shares of common stock, par value $1.00 per share, of which 1,000 shares shall be outstanding and none of which shall be held in the treasury of Sub. Promptly after incorporating Sub, (x) Buyer, as the sole shareholder of Sub, shall approve and adopt this Agreement and (y) Buyer shall cause Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Sub to perform its covenants hereunder shall commence only at the time of its incorporation. Prior to the Effective Time, Buyer shall take such actions as are reasonably necessary to cause the board of directors of Sub to unanimously approve this Agreement and declare it advisable for Sub to enter into this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of Target shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of NASDAQ.

(b) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the TDB, and (ii) any other regulatory approvals or consents contemplated by Sections 4.3(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Buyer or Target, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

8.2	Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.7(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Target (i) set forth in Sections 4.4(a), 4.4(c), 4.7(iv) and Section 4.8 shall be true and correct in all respects (except for inaccuracies in Section 4.4(a) and 4.4(c) which are de minimis in amount), (ii) set forth in Sections 4.2(i), 4.3(a), 4.3(b)(i) and 4.21 shall be true and correct in all material respects, and (iii) subject to the standard set forth in Section 4.1, the representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Target shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Target and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d) Tax Opinion. Buyer shall have received a written opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representations of officers of Target, Sub and Buyer reasonably satisfactory in form and substance to such counsel.

8.3	Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.7(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer (i) set forth in Sections 5.6(iv) and 5.7 shall be true and correct in all respects, (ii) set forth in Sections 5.2(i), 5.3(a), and 5.3(b)(i) shall be true and correct in all material respects, and (iii) subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to the Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors and Sub’s board of directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.

(d) Tax Opinion. Target shall have received a written opinion of its counsel, DLA Piper LLP (US), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representations of officers of Target, Sub and Buyer reasonably satisfactory in form and substance to such counsel.

ARTICLE 9

TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial; or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c) By either Party in the event that the Merger shall not have been consummated by November 30, 2011, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By Buyer in the event that the board of directors of Target has (i) failed to recommend to the shareholders of Target that they give the Target Shareholder Approval, (ii) effected a Change in the Target Recommendation, whether or not permitted by the terms hereof or (iii) knowingly and materially breached its obligations under Section 7.1(b) or 7.2 hereof;

(e) By Target in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3, and which is not cured within 45 days following written notice to Buyer or by its nature or timing cannot be cured within such time period (provided that Target is not then in breach, in any material respect, any of its material covenants or agreements contained in this Agreement); or

(f) By Buyer in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Target, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2, and which is not cured within 45 days following written notice to Target or by its nature or timing cannot be cured within such time period (provided that Buyer is not then in breach, in any material respect, any of its material covenants or agreements contained in this Agreement); or

(g) By either Party in the event that the shareholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.9, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any knowing breach by that Party of this Agreement.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Section 7.9, Section 10.8 and those other covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

ARTICLE 10

MISCELLANEOUS

10.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.

    “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Target or publicly announced to Target’s shareholders) by any Person (other than Buyer or any of its Affiliates) relating to an Acquisition Transaction involving Target or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 20% or more of the consolidated assets of Target as reflected on Target’s consolidated statement of condition prepared in accordance with GAAP.

    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction) or purchase from Target by any Person or “Group” (other than Buyer or any of its Affiliates) of 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Buyer or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the assets, business, revenues, net income, assets or deposits of Target; or (iii) any liquidation or dissolution of Target.

    “Advisory Clients” means each of the advisory and sub-advisory clients (whether or not Affiliated with Target) of the Asset Management Subsidiary.

    “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

    “Asset Management Subsidiary” means MBM Advisors, Inc.

    “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

    “BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

    “Book-Entry Shares” means a non-certificated share of Target Common Stock represented by book-entry.

    “Buyer Capital Stock” means, collectively, the Buyer Common Stock, the Buyer Preferred Stock and any other class or series of capital stock of Buyer.

    “Buyer Common Stock” means the $5.00 par value common stock of Buyer.

    “Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

    “Buyer Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of September 30, 2010, and as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended September 30, 2010, and for each of the three fiscal years ended December 31, 2009, 2008, and 2007, as filed by Buyer in SEC Documents, and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

    “Buyer Options” means each option or other Equity Right to purchase shares of Buyer Common Stock pursuant to stock options or stock appreciation rights.

    “Buyer Preferred Stock” means the preferred stock without par value of Buyer.

    “Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer in effect as of the date of this Agreement.

    “Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

    “Closing Date” means the date on which the Closing occurs.

    “Confidentiality Agreements” means those certain Confidentiality Agreements, dated December 6, 2010 (the “Target Confidentiality Agreement”) and January 14, 2011, each between Target and Buyer.

    “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

    “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

    “Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to the date of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

    “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, employment, consulting, share purchase, severance pay, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, agreement, practice, custom, understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

    “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA” ), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA” ), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

    “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    “Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, any filings made in connection with the Requisite Regulatory Approvals and all other matters related to the Closing and the other transactions contemplated by this Agreement.

    “Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

    “GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

    “Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

    “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor and any renewals or extensions thereof; technology rights and licenses, computer software and programs (including any source or object codes therefor or documentation relating thereto), databases and compilations (including any and all collections of data), trade secrets, franchises, know-how, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and other intellectual property or proprietary rights.

    “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

    “Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

    “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

    “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for Taxes not yet due and payable or which are being contested in good faith, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

    “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

    “Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets).

    “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

    “Material Adverse Effect” means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States or any state or territory thereof, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate).

    “NASDAQ” means the NASDAQ Global Select Market.

    “NYSE” means the New York Stock Exchange, Inc.

    “Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

    “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

    “Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

    “Party” means any of Target, Buyer, or, after its accession to the Agreement in accordance with Section 7.11, Sub, and “Parties” means Target, Buyer, and after its accession to the Agreement in accordance with Section 7.11, Sub.

    “Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

    “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

    “Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents publicly available prior to the date hereof, but excluding disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such SEC Documents that is cautionary, predictive or forward-looking in nature.

    “Proxy Statement” means the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer Common Stock to holders of Target Common Stock.

    “Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer

Common Stock to be issued to the shareholders of Target in connection with the transactions contemplated by this Agreement.

    “Regulatory Authorities” means, collectively, the SEC, the NYSE, NASDAQ, the Federal Reserve, the TDB , the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

    “Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of or engaged by such Person.

    “SEC” means the United States Securities and Exchange Commission.

    “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

    “Securities Act” means the Securities Act of 1933, as amended.

    “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

    “Shareholders’ Meeting” means the meeting of the shareholders of Target to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

    “Sub Common Stock” means the $1.00 par value common stock of Sub.

    “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the board of directors of Target determines in its good faith judgment to be more favorable from a financial point of view to Target’s shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and a financial advisor (which shall be a nationally recognized investment banking firm) and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal; and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to

“20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.

    “Surviving Corporation” means Sub as the surviving corporation resulting from the Merger.

    “Target Common Stock” means the $1.00 par value common stock of Target.

    “Target Entities” means, collectively, Target and all Target Subsidiaries.

    “Target Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Target as of September 30, 2010, and as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended September 30, 2010, and for each of the fiscal years ended December 31, 2009, 2008, and 2007, as filed by Target in SEC Documents, and (ii) the consolidated statements of condition of Target (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

    “Target Stock Plans” means the existing stock option and other stock-based compensation plans of Target designated as follows: the 1994 Stock Incentive Plan, as amended, the 1995 Non-Employee Director Stock Compensation Plan and the Amended and Restated Target 2003 Stock Incentive and Compensation Plan.

    “Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.5 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.

    “Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

      Tax Return” means any report, return, information return, or other document (including any amendments, schedules or attachments thereto) required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    “TDB” means the Texas Department of Banking.

10.2	Referenced Sections.

The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Definition	Page
Affected Employees	34
Agreement	5
Assumed Stock Option	7
Buyer	5
Buyer SEC Reports	23
CERCLA	43
Certificate of Merger	5
Certificates	9
Change in the Target Recommendation	30
Closing	5
Derivative Transaction	19
DOL	17
Effective Time	6
ESPP	8
Exchange Agent	9
Exchange Ratio	6
Indemnified Party	35
IRS	17
Maximum Amount	36
Merger	5
Notice Period	32
Proxy Statement	30
RCRA	43
Regulatory Communication	33
Requisite Regulatory Approvals	38
Sub	37
Target	5
Target Benefit Plans	17
Target Contracts	19
Target ERISA Plan	17
Target Insiders	8
Target Option	7
Target Phantom Unit	7
Target Recommendation	30
Target Regulatory Agreement	16
Target SEC Reports	13
Target Shareholder Approval	30
TBOC	5
Voting Debt	12
Warrants	8

(a) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.

10.3	Expenses and Fees.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b)	Notwithstanding the foregoing, if:

(i) Buyer terminates this Agreement pursuant to Section 9.1(d), then Target shall pay to Buyer in same-day funds immediately upon delivery of the written notice of termination required by Section 9.1 an amount equal to $40,000,000 (the “Termination Fee”); or

(ii) either Target or Buyer terminates this Agreement pursuant to Section 9.1(c) (without the Target shareholders having adopted and approved this Agreement) or Section 9.1(g), or Buyer terminates this Agreement pursuant to Section 9.1(f) (as a result of a volitional breach by Target), and, in any case, prior to such termination, there has been publicly announced an Acquisition Proposal, then Target shall pay to Buyer in same-day funds immediately upon delivery of the written notice of termination required by Section 9.1 an amount equal to Buyer’s Expenses, not to exceed $3,000,000. If within twelve months of such termination Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 20% and 80% amounts in the definition of Acquisition Transaction to 50%), then Target shall pay to Buyer in same-day funds on or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction an amount equal to the Termination Fee less any amounts previously paid to Buyer by Target pursuant to this Section 10.3(b)(ii).

The payment by Target of the Termination Fee and/or Buyer’s Expenses pursuant to this Section 10.3(b) shall be the sole monetary remedy of Buyer in the event of termination of this Agreement pursuant to the bases specified in this Section 10.3(b) not resulting from a knowing breach of this Agreement by Target.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Target fails to pay promptly any fee payable by it pursuant to this Section 10.3, then Target shall pay to Buyer, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4	Brokers and Finders

Except for Morgan Stanley & Co. Incorporated as to Target and except for Sandler O’Neill & Partners, L.P. as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Target or by Buyer, each of Target and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

10.5	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(b), for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.8 and 7.9.

10.6	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Target Common Stock, there shall be made no amendment that requires further approval by such shareholders.

10.7	Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Sub, to waive or extend the time for the compliance or fulfillment by Buyer or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.8	Assignment; Third Party Beneficiaries.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that, no assignment will be permitted if such assignment could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section

7.9, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

10.9	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	Sterling Bancshares, Inc. 2950 North Loop West, Suite 1200 Houston, Texas 77092 Facsimile Number: (713) 507-2706 Attention: James W. Goolsby, Jr. Executive Vice President and General Counsel

Copy to Counsel:	Locke Lord Bissell & Liddell 2800 J.P. Morgan Chase Tower 600 Travis Houston, TX 77002 Facsimile Number: (713) 223-3717 Attention: David F. Taylor Gregory C. Hill

and to:	DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 Facsimile Number: (202) 799-5000 Attention: Frank M. Conner III Michael P. Reed

and to:	Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Facsimile Number: (212) 848-7179 Attention: Peter D. Lyons Scott Petepiece

Buyer or Sub:	Comerica Incorporated 1717 Main Street Dallas, Texas 75201 Facsimile Number: (214) 462-4440 Attention: Thad A. Schaefer

Senior Vice President, Assistant Secretary and Assistant General Counsel

Copy to Counsel:	Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 Facsimile Number: (212) 403-2000 Attention: Nicholas G. Demmo

10.10	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Texas. The Parties all expressly agree and acknowledge that the State of Texas has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of Texas. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Harris County, Texas. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.11	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.12	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.13	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.14	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.15	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.16	Disclosure.

Any disclosure made in any section of the Disclosure Memoranda delivered pursuant to this Agreement shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent on its face.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMERICA INCORPORATED

By:	/s/ Ralph W. Babb, Jr.
	Name:	Ralph W. Babb, Jr.
	Title:	Chairman and Chief Executive Officer

STERLING BANCSHARES, INC.

By:	/s/ J. Downey Bridgwater
	Name:	J. Downey Bridgwater
	Title:	Chairman, President and Chief Executive Officer

Acceded to as of

(Sub)

By:
Name:
Title: